Exhibit (a)(5)(D)

PAVMED ANNOUNCES COMPLETION OF OFFER TO EXERCISE SERIES W WARRANTS AT A TEMPORARILY REDUCED PRICE

NEW YORK (February 9, 2018) – PAVmed Inc. (Nasdaq: PAVM, PAVMW) (“PAVmed”), a highly differentiated, multiproduct medical device company, today announced the completion of its previously announced offer to exercise its publicly-traded warrants (the “Series W Warrants”) at a temporarily reduced exercise price of $2.00 per share. The offer expired at 11:59 P.M. (Eastern Time) on February 8, 2018.

As of the expiration date, 34,345 Series W Warrants had been tendered for exercise and not withdrawn. The gross cash proceeds from the exercises were $68,690.

Series W Warrants that were not tendered remain in effect at the previous exercise price of $5.00 per share.

The depositary for the tender offer was Continental Stock Transfer & Trust Company.

Additional Information

PAVmed filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO-I (the “Tender Offer Statement”) relating to the offer.

The offer was made pursuant to the Offer to Exercise dated January 11, 2018, as supplemented on January 26, 2018, the related Election to Participate and Exercise Series W Warrants and the other offer materials filed with the Tender Offer Statement (collectively, the “Offer Documents”), which were mailed to all holders of the Series W Warrants. The Tender Offer Statement and the Offer Documents also are available to holders of the Series W Warrants at no charge on the SEC’s website at www.sec.gov.

Registration statements relating to the exercise of certain of the Series W Warrants in the offer were filed with the SEC. Copies of the prospectus supplements relating to the exercise of the Series W Warrants in the offer, together with the accompanying prospectus included in the registration statements as of their respective effective times, may be obtained from the SEC at http://www.sec.gov, or from the Company at 60 E. 42nd Street, Suite 4600, New York, New York 10165, Telephone: (212) 949-4319.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), interventional radiology (PortIO™ and NextCath™), pediatric ear infections (DisappEAR™) medical infusions (NextFlo™ and NextCath™), and tissue ablation and cardiovascular intervention (Caldus™). The Company intends to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For further information, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock and Series W Warrants; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see “Risk Factors” in the Offer to Exercise and Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

Media

PAVmed Inc.

212-949-4319

info@pavmed.com

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